Exhibit 99.1

BroadSoft Appoints Charles L. Ill VP, Worldwide Sales

Ill brings extensive experience driving global sales efforts for leading technology firms

GAITHERSBURG, Md., September 2, 2014 – BroadSoft, Inc. (NASDAQ: BSFT) today announced that Charles L. Ill, III, who has served on the BroadSoft Board of Directors since 2011, has joined BroadSoft as Vice President, Worldwide Sales. In this role, Mr. Ill is responsible for leading the company’s sales strategy and ensuring profitable growth.

“We are excited to have someone of Charlie’s experience and capabilities join us to run worldwide sales,” said Michael Tessler, chief executive officer of BroadSoft. “His proven track record of creating and leading high-performing global sales organizations, coupled with his in-depth understanding of our company vision, will allow him to seamlessly integrate into his new role. We believe Charlie will provide the sales leadership we need to further enhance the momentum we are experiencing in our Unified Communications business.”

A dynamic sales and business leader, Mr. Ill will draw upon his global experience for industry leading technology firms to steer BroadSoft’s worldwide sales team. Until 2013, Mr. Ill served as the Senior Vice President of Sales, Services and Marketing at Fair Isaac Corporation, a provider of predictive analytics solutions. From 2005 to 2008, he was Senior Vice President Global Sales at Avaya Inc., and from January 2003 to December 2004, Mr. Ill was Executive Vice President, Worldwide Sales at BEA Systems, Inc., where he was accountable for all direct sales, business partner sales, sales operations and strategic alliances. From 1978 until January 2003, Mr. Ill held various sales and marketing positions with International Business Machines Corporation.

“Through my involvement on the Board, I’ve been very impressed with a leadership team that has been able to, time and time again, anticipate where the market is headed and develop and deliver innovative solutions that position its customers to succeed,” added Ill. “This is a unique opportunity that I could not pass up, and I look forward to embarking on this new chapter.”

Mr. Ill succeeds former Vice President, Worldwide Sales Patrick Joggerst, who recently left the company to pursue other opportunities. “We are grateful to Patrick for his contribution to BroadSoft, and wish him success in his future endeavours,” Tessler stated.

BroadSoft is reiterating its financial guidance provided during its August 4, 2014 earnings announcement. For the third quarter of 2014, BroadSoft continues to anticipate revenue of $48 to $52 million and earnings on a non-GAAP basis of $0.17 to $0.30 per diluted common share. For the full year 2014, BroadSoft continues to expect revenue of $207 to $213 million and earnings on a non-GAAP basis of $1.26 to $1.46 per diluted common share.

About BroadSoft

BroadSoft is the leading provider of software and services that enable mobile, fixed-line and cable service providers to offer Unified Communications over their Internet Protocol, or IP network. The Company’s core communications platform enables the delivery of a range of enterprise and consumer calling, messaging and collaboration communication services, including private branch exchanges, video calling, text messaging and converged mobile and fixed-line services. Visit http://www.BroadSoft.com for more information.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by their use of terms and phrases such as “anticipate,” “expect,” “will,” “continue” and other similar terms and phrases, and such forward-looking statements include, but are not limited to, the statements regarding BroadSoft’s future profitable growth under Mr. Ill’s sales leadership and BroadSoft’s expected future financial performance for the third quarter of 2014 and the full year ending December 31, 2014. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements, including, but not limited to: Mr. Ill’s integration into BroadSoft, BroadSoft’s dependence on the success of BroadWorks and on its service provider customers to sell services using its applications; BroadSoft’s dependence in large part on service providers’ continued deployment of, and investment in, their IP-based networks; and the company’s ability to expand its product offerings, as well as those factors contained in the “Risk Factors” sections of the company’s Form 10-K for the year ended December 31, 2013 filed with the SEC on February 28, 2014, and in its other filings with the SEC. All information in this release is as of September 2, 2014. Except as required by law, BroadSoft undertakes no obligation to update publicly any forward-looking statement made herein for any reason to conform the statement to actual results or changes in the company’s expectations.

Media Contacts:

Brian Lustig, Bluetext PR for BroadSoft

+1-301-775-6203

brian@bluetext.com

Becky Stanway, Hotwire PR London, for BroadSoft

+44 (0) 20 7608 4657

becky.stanway@hotwirepr.com

Investor Relations:

John Kiang, CFA, BroadSoft, Inc.

240.720.0625

jkiang@broadsoft.com